Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $10.9 Million, or $1.95 Per Diluted Share, in Fourth Quarter 2024, and
$37.0 Million, or $6.62 Per Diluted Share, for the Year Ended December 31, 2024

ANCHORAGE, Alaska - January 24, 2025 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $10.9 million, or $1.95 per diluted share, in the fourth quarter of 2024, compared to $8.8 million, or $1.57 per diluted share, in the third quarter of 2024, and $6.6 million, or $1.19 per diluted share, in the fourth quarter a year ago. The increase in the fourth quarter of 2024 compared to the third quarter of 2024 is primarily due to an increase in purchased receivable income due to the Company’s acquisition of Sallyport Commercial Finance, LLC (“Sallyport”), which was completed on October 31, 2024. Sallyport and its direct and indirect subsidiaries provide services and products related to factoring and asset-based lending in the United States, Canada, and the United Kingdom. Additionally, in the fourth quarter of 2024 the Company had an increase in mortgage banking income, primarily as a result of an increase in the fair value of a mortgage servicing portfolio that the Company purchased from another financial institution in the fourth quarter. The increase profitability in the fourth quarter of 2024 as compared to the same quarter of the prior year was largely driven by an increase in mortgage banking income and higher net interest income, as well as an increase in purchased receivable income as noted above, which was only partially offset by higher other operating expenses and an increase in the provision for credit losses.

Net income for the full year of 2024 increased 46% to $37.0 million, or $6.62 per diluted share, compared to $25.4 million, or $4.49 per diluted share, for the full year of 2023. Increased net interest income resulting from loan and deposit growth supported 2024 earnings in the Community Banking segment but were offset by increases in other operating expenses, primarily in salaries and other personnel expense as the Company continued to expand its branch network into new markets in Alaska. An increase in mortgage originations and an increase in the fair value of mortgage servicing rights resulted in net income of $4.4 million in the Home Mortgage Lending segment in 2024 compared to a $2.5 million loss in 2023.

Dividends per share in the fourth quarter of 2024 remained consistent with the third quarter of 2024 at $0.62 per share and increased from $0.60 per share in the fourth quarter of 2023.

“Northrim reported record core earnings in 2024 and record earnings per share in the fourth quarter,” said Mike Huston, Northrim’s President and Chief Executive Officer. “We are pleased with our results as we continue to focus on profitable growth. In the last five years Northrim’s deposit market share in Alaska has increased from 11% to 16%, loans and deposits have increased by almost 100%, and net interest income has increased by 60%.”

“2024 results were also supported by an improvement in mortgage banking income,” continued Mr. Huston. “We believe the acquisition of Sallyport in the fourth quarter will further diversify fee income and provide attractive risk-adjusted returns to Northrim shareholders.”

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
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Fourth Quarter 2024 Highlights:

•Net interest income in the fourth quarter of 2024 increased 7% to $30.8 million compared to $28.8 million in the third quarter of 2024 and increased 15% compared to $26.7 million in the fourth quarter of 2023.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.47% for the fourth quarter of 2024, a 12-basis point increase from the third quarter of 2024 and a 35-basis point increase compared to the fourth quarter of 2023.
•Return on average assets (“ROAA”) was 1.43% and return on average equity (“ROAE”) was 16.32% for the fourth quarter of 2024.
•Portfolio loans were $2.13 billion at December 31, 2024, up 6% from the preceding quarter and up 19% from a year ago, primarily due to new customer relationships, expanding market share, and to retaining certain mortgage loans originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”), in the loan portfolio.
•Total deposits were $2.68 billion at December 31, 2024, up 2% from the preceding quarter, and up 8% from $2.49 billion a year ago. Noninterest bearing demand deposits represented 27% of total deposits at December 31, 2024, down from 29% at September 30, 2024 and 31% at December 31, 2023.
•Total assets at December 31, 2024 exceeded $3 billion for the first time.
•The average cost of interest-bearing deposits was 2.15% in the fourth quarter of 2024, down from 2.24% in the third quarter of 2024 and up from 2.00% in the fourth quarter a year ago.
•Acquired Sallyport for approximately $53.9 million (approximately $47.9 million in cash and $6 million in an earn-out payable over 3 years) on October 31, 2024.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total assets	$3,041,869	$2,963,392	$2,821,668	$2,759,560	$2,807,497
Total portfolio loans	$2,129,263	$2,007,565	$1,875,907	$1,811,135	$1,789,497
Total deposits	$2,680,189	$2,625,567	$2,463,806	$2,434,083	$2,485,055
Total shareholders’ equity	$267,116	$260,050	$247,200	$239,327	$234,718
Net income	$10,927	$8,825	$9,020	$8,199	$6,613
Diluted earnings per share	$1.95	$1.57	$1.62	$1.48	$1.19
Return on average assets	1.43%	1.22%	1.31%	1.19%	0.93%
Return on average shareholders’ equity	16.32%	13.69%	14.84%	13.84%	11.36%
NIM	4.41%	4.29%	4.24%	4.16%	4.06%
NIMTE*	4.47%	4.35%	4.30%	4.22%	4.12%
Efficiency ratio	66.96%	66.11%	68.78%	68.93%	72.21%
Total shareholders’ equity/total assets	8.78%	8.78%	8.76%	8.67%	8.36%
Tangible common equity/tangible assets*	7.23%	8.28%	8.24%	8.14%	7.84%
Book value per share	$48.41	$47.27	$44.93	$43.52	$42.57
Tangible book value per share*	$39.17	$44.36	$42.03	$40.61	$39.68
Dividends per share	$0.62	$0.62	$0.61	$0.61	$0.60
Common shares outstanding	5,518,210	5,501,943	5,501,562	5,499,578	5,513,459

* References to NIMTE, tangible book value per share, and tangible common equity to tangible common assets, (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. Please refer to the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
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Alaska Economic Update
(Note: sources for information in this section are listed on page 13.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in November 2024 was 4.6% compared to the U.S. rate of 4.2%. The total number of payroll jobs in Alaska, not including uniformed military, increased 2.4% or 7,700 jobs between November 2023 and November 2024.

According to the DOL, Construction had the largest growth in new jobs in Alaska through November compared to the prior year. The Construction sector added 2,100 positions for a year over year growth rate of 12.7% in November 2024. The larger Health Care sector grew by 1,500 jobs for an annual growth rate of 3.7%. The Oil & Gas sector increased by 9.2% or 700 new direct jobs. Transportation, Warehousing and Utilities added 1,000 jobs for a 4.5% growth rate. Professional and Business Services increased 700 jobs year over year through November 2024, up 2.5%.

The Government sector grew by 1,200 jobs for 1.5% growth, adding 100 Federal jobs, 800 State and 300 Local government positions in Alaska over the same period. Declining sectors between November 2023 and November 2024 were Manufacturing (primarily seafood processing) shrinking 500 jobs (-6.6%), Information, down 100 jobs (-2.2%), and Retail lost 100 jobs (-0.3%).

Alaska’s Gross State Product (“GSP”) in the third quarter of 2024, exceeded $70 billion for the first time, and is estimated to be $70.1 billion in current dollars, according to the Federal Bureau of Economic Analysis (“BEA”). Alaska’s inflation adjusted “real” GSP increased 6.5% in 2023, placing Alaska fifth best of all 50 states. In the third quarter of 2024 Alaska GSP increased at an annualized rate of 2.2%, compared to the average U.S. growth rate of 3.1%. Alaska’s real GSP improvement in the third quarter of 2024 was primarily caused by growth in the Health Care, Trade, Transportation and Warehousing sectors.

The BEA also calculated Alaska’s seasonally adjusted personal income at $55.7 billion in the third quarter of 2024. This was an annualized improvement in the third quarter of 3.3% for Alaska, compared to the national average of 3.2%. Alaska enjoyed an annual personal income improvement of 3.8% in 2023. The $445 million increase in personal income in the third quarter in Alaska came from a $310 million increase in net earnings from wages, $145 million growth in government transfer receipts (which grew in all 50 states), and a $10 million decrease in investment income.

The monthly average price of Alaska North Slope (“ANS”) crude oil was at an annual high of $89.05 in April 2024 and most recently averaged $72.50 in November 2024. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 461 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2024 and is projected to increase to 467 thousand bpd in Alaska’s fiscal year 2025. The DOR expects production to continue to grow rapidly to 657 thousand bpd by fiscal year 2034. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is reportedly developing the large new Willow field. There are also a number of smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimates.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.2% in 2024 to $509,994, following a 5.2% increase in 2023. This was the seventh consecutive year of price increases.

The average sales price for single family homes in the Matanuska Susitna Borough rose 3.9% in 2024 to $412,907, after increasing 4% in 2023. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

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The Alaska Multiple Listing Services reported a 3.4% increase in the number of units sold in Anchorage when comparing 2024 to 2023. There was virtually no change in the number of homes sold in the Matanuska Susitna Borough, with only four fewer homes sold in 2024 than in 2023 or 0.2%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2024, Northrim generated a ROAA of 1.43% and a ROAE of 16.32%, compared to 1.22% and 13.69%, respectively, in the third quarter of 2024 and 0.93% and 11.36%, respectively, in the fourth quarter a year ago. For the year 2024, Northrim generated a ROAA of 1.29% and a ROAE of 14.70%, compared to 0.94% and 11.17% for 2023.

Net Interest Income/Net Interest Margin

Net interest income increased 7% to $30.8 million in the fourth quarter of 2024 compared to $28.8 million in the third quarter of 2024 and increased 15% compared to $26.7 million in the fourth quarter of 2023. Interest expense on deposits increased to $10.6 million in the fourth quarter compared to $10.1 million in the third quarter of 2024 and $8.7 million in the fourth quarter of 2023.

NIMTE* was 4.47% in the fourth quarter of 2024 compared to 4.35% in the preceding quarter and 4.12% in the fourth quarter a year ago. NIMTE* increased 12 basis points in the fourth quarter of 2024 compared to the prior quarter and 35 basis points compared to the fourth quarter of 2023 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher earning-assets, and higher yields on those assets which were only partially offset by an increase in costs on interest-bearing deposits. The weighted average interest rate for new loans booked in the fourth quarter of 2024 was 7.23% compared to 7.24% in the third quarter of 2024 and 7.74% in the fourth quarter a year ago. The yield on the investment portfolio increased to 2.84% from 2.80% in the third quarter of 2024 and increased from 2.48% in the fourth quarter of 2023. “We are beginning to see improvements in our net interest margin as a result of lower deposit costs from the recent Fed interest rate cuts, in addition to the benefit of new loan volume and loan repricing driving our net interest margin to 4.47% for the fourth quarter,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.16% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 2024.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.2 million in the fourth quarter of 2024, which includes a $125,000 provision for credit losses on purchased receivables, $107,000 benefit to the provision for credit losses on unfunded commitments, and a provision for credit losses on loans of $1.2 million. This compares to a provision for credit losses of $2.1 million in the third quarter of 2024, and a provision for credit losses of $885,000 in the fourth quarter a year ago. The $1.2 million provision for credit losses in the fourth quarter of 2024 is largely attributable to increases in loan and purchased receivable balances.

Nonperforming loans, net of government guarantees, increased during the quarter to $7.5 million at December 31, 2024, compared to $5.0 million at both September 30, 2024 and December 31, 2023.

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The allowance for credit losses was 292% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2024, compared to 394% three months earlier and 345% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $13.0 million, or 30% of total fourth quarter 2024 revenues, as compared to $11.6 million, or 29% of revenues in the third quarter of 2024, and $6.5 million, or 20% of revenues in the fourth quarter of 2023. The increase in other operating income in the fourth quarter of 2024 as compared to the preceding quarter and the fourth quarter of 2023 is largely the result of higher purchased receivable income due to the acquisition of Sallyport. Additionally, other operating income in the fourth quarter of 2024 as compared to the fourth quarter a year ago increased due to an increase in mortgage banking income arising from higher volume of mortgage activity and an increase in the value of mortgage servicing rights. The changes in mortgage banking are discussed further in the Home Mortgage Lending section below.

Other Operating Expenses

Operating expenses were $29.4 million in the fourth quarter of 2024, compared to $26.7 million in the third quarter of 2024, and $24.0 million in the fourth quarter of 2023. The increase in other operating expenses in the fourth quarter of 2024 compared to the third quarter of 2024 and the fourth quarter a year ago is primarily due to an increase in salaries and other personnel expense, as well as increases in professional fees from one-time deal costs associated with the acquisition of Sallyport and insurance expense due to higher FDIC insurance costs due to the Company's asset and net income growth.

Income Tax Provision

In the fourth quarter of 2024, Northrim recorded $2.4 million in state and federal income tax expense for an effective tax rate of 17.8%, compared to $2.8 million, or 24.2% in the third quarter of 2024 and $1.7 million, or 20.7% in the fourth quarter a year ago. For the year, Northrim recorded $10.0 million in state and federal income tax expense in 2024 for an effective tax rate of 21.3%, compared to $6.2 million, or 19.7% in 2023. The decrease in the tax rate in the fourth quarter of 2024 as compared to the third quarter of 2024 and the fourth quarter a year ago is primarily the result of increased tax benefits related to the Company’s investment in low income housing tax credits and the purchase of renewable energy tax credits.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.66% of Alaska's total deposits as of June 30, 2024 compared to 15.04% of Alaska’s total deposits as of June 30, 2023. This represents 62 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up 2.3% during the same period. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, a permanent branch in Nome in the third quarter of 2023, and a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company’s deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as “distressed or underserved non-metropolitan middle-income geographies”.

Net interest income in the Community Banking segment totaled $27.6 million in the fourth quarter of 2024, compared to $25.9 million in the third quarter of 2024 and $24.2 million in the fourth quarter of 2023. Net interest

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income increased in the fourth quarter of 2024 as compared to the third quarter of 2024 and the fourth quarter a year ago mostly due to increased interest income on loans that was only partially offset by higher interest expense on deposits.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net interest income	$27,643	$25,928	$24,318	$24,215	$24,221
Provision (benefit) for credit losses	771	1,492	(184)	197	885
Other operating income	2,535	3,507	2,450	2,468	2,741
Other operating expense	19,116	18,723	18,068	17,177	18,158
Income before provision for income taxes	10,291	9,220	8,884	9,309	7,919
Provision for income taxes	1,474	2,133	1,786	1,966	1,604
Net income Community Banking segment	$8,817	$7,087	$7,098	$7,343	$6,315
Weighted average shares outstanding, diluted	5,597,889	5,583,055	5,558,580	5,554,930	5,578,491
Diluted earnings per share	$1.58	$1.26	$1.27	$1.32	$1.14

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2024	December 31, 2023
Net interest income	$102,104	$95,555
Provision for credit losses	2,276	3,842
Other operating income	10,960	9,130
Other operating expense	73,085	69,253
Income before provision for income taxes	37,703	31,590
Provision for income taxes	7,359	6,175
Net income Community Banking segment	$30,344	$25,415
Weighted average shares outstanding, diluted	5,583,983	5,661,460
Diluted earnings per share	$5.43	$4.49

Home Mortgage Lending

During the fourth quarter of 2024, mortgage loans funded for sale decreased to $162.5 million, of which 89% was for home purchases, compared to $210.0 million and 94% of loans funded for home purchases in the third quarter of 2024, and increased as compared to $79.7 million, of which 96% was for home purchases in the fourth quarter of 2023.

During the fourth quarter of 2024, the Bank purchased Residential Mortgage-originated mortgage loans to hold on the Bank's balance sheet of $23.4 million of which roughly two-thirds were jumbos and one-third were mortgages for second homes, with a weighted average interest rate of 6.30%, down from $38.1 million and 6.59% in the third quarter of 2024, and down from $27.1 million and 7.05% in the fourth quarter of 2023. Mortgage loans funded for investment has increased net interest income in the Home Mortgage Lending segment. Net interest income contributed $3.3 million to total revenue in the fourth quarter of 2024, up from $2.9 million in the prior quarter, and up from $2.3 million in the fourth quarter a year ago.

The Arizona, Colorado, and the Pacific Northwest mortgage expansion markets were responsible for 19% of Residential Mortgage’s $186 million total production in the fourth quarter of 2024, 20% of the $248 million total production in the third quarter of 2024, and 11% of the $107 million in total production in the fourth quarter of 2023.

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The net change in fair value of mortgage servicing rights increased mortgage banking income by $873,000 during the fourth quarter of 2024 compared to a decrease of $968,000 for the third quarter of 2024 and a decrease of $1.0 million for the fourth quarter of 2023. In the fourth quarter of 2024, the Bank purchased an Alaska Housing Finance Corporation (AHFC) servicing portfolio from another financial institution for $2.3 million. At December 31, 2024, this servicing portfolio was valued at $3.1 million resulting in a $750,000 increase in fair value. Mortgage servicing revenue increased to $2.8 million in the fourth quarter of 2024 from $2.6 million in the prior quarter and increased from $2.2 million in the fourth quarter of 2023 due to an increase in production of AHFC mortgages, which contribute to servicing revenues at origination. In the fourth quarter of 2024, the Company’s mortgage servicing portfolio increased to $294.1 million, which includes the purchase of the AHFC servicing portfolio of $235.6 million, $86.3 million in new mortgage loans, net of amortization and payoffs of $27.8 million as compared to a net increase of $64.8 million in the third quarter of 2024 and $62.4 million in the fourth quarter of 2023.

As of December 31, 2024, Northrim serviced 6,378 loans in its $1.46 billion home mortgage servicing portfolio, a 25% increase compared to the $1.17 billion serviced as of the end of the third quarter of 2024, and a 40% increase from the $1.04 billion serviced a year ago.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Mortgage loan commitments	$32,299	$77,591	$88,006	$56,208	$22,926

Mortgage loans funded for sale	$162,530	$209,960	$152,339	$84,324	$79,742
Mortgage loans funded for investment	23,380	38,087	29,175	17,403	27,114
Total mortgage loans funded	$185,910	$248,047	$181,514	$101,727	$106,856
Mortgage loan refinances to total fundings	11%	6%	6%	4%	4%
Mortgage loans serviced for others	$1,460,720	$1,166,585	$1,101,800	$1,060,007	$1,044,516

Net realized gains on mortgage loans sold	$3,747	$5,079	$3,188	$1,980	$1,462
Change in fair value of mortgage loan commitments, net	(665)	60	391	386	(296)
Total production revenue	3,082	5,139	3,579	2,366	1,166
Mortgage servicing revenue	2,847	2,583	2,164	1,561	2,180
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	1,372	(566)	239	289	(707)
Other[2]	(499)	(402)	(320)	(314)	(301)
Total mortgage servicing revenue, net	3,720	1,615	2,083	1,536	1,172
Other mortgage banking revenue	238	293	222	129	99
Total mortgage banking income	$7,040	$7,047	$5,884	$4,031	$2,437

Net interest income	$3,280	$2,941	$2,775	$2,232	$2,276
Provision (benefit) for credit losses	305	571	64	(48)	—
Mortgage banking income	7,040	7,047	5,884	4,031	2,437
Other operating expense	7,198	7,643	6,697	6,086	5,477
Income before provision for income taxes	2,817	1,774	1,898	225	(764)
Provision for income taxes	842	497	532	63	(215)
Net (loss) income Home Mortgage Lending segment	$1,975	$1,277	$1,366	$162	($549)

Weighted average shares outstanding, diluted	5,597,889	5,583,055	5,558,580	5,554,930	5,769,415
Diluted (loss) earnings per share	$0.35	$0.23	$0.25	$0.03	($0.10)

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1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2024	December 31, 2023
Mortgage loans funded for sale	$609,153	$376,154
Mortgage loans funded for investment	108,045	146,258
Total mortgage loans funded	$717,198	$522,412
Mortgage loan refinances to total fundings	7%	4%

Net realized gains on mortgage loans sold	$13,994	$7,828
Change in fair value of mortgage loan commitments, net	172	(102)
Total production revenue	14,166	7,726
Mortgage servicing revenue	9,155	7,368
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	1,334	(922)
Other[2]	(1,535)	(1,765)
Total mortgage servicing revenue, net	8,954	4,681
Other mortgage banking revenue	882	356
Total mortgage banking income	$24,002	$12,763

Net interest income	$11,228	$7,298
Provision for credit losses	892	—
Mortgage banking income	24,002	12,763
Other operating expense	27,624	23,497
Income before provision for income taxes	6,714	(3,436)
Provision for income taxes	1,934	(943)
Net (loss) income Home Mortgage Lending segment	$4,780	($2,493)

Weighted average shares outstanding, diluted	5,583,983	5,661,460
Diluted (loss) earnings per share	$0.86	($0.44)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
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Specialty Finance
On October 31, 2024, the Company completed the acquisition of Sallyport Commercial Finance, LLC in an all cash transaction valued at approximately $53.9 million. Sallyport Commercial Finance, LLC is a leading provider of factoring, asset based lending and alternative working capital solutions to small and medium sized enterprises in the United States, Canada, and the United Kingdom. The Company determined that a new Specialty Finance segment was appropriate for the Company upon the completion of the acquisition. The Specialty Finance segment also includes Northrim Funding Services, a division of Northrim Bank that has offered factoring solutions to small businesses since 2004. The composition of revenues for the Specialty Finance segment are primarily purchased receivable income, but also include interest income and other fee income.

The acquisition of Sallyport included $1.13 million in one-time deal related costs which are reflected in other operating expenses for the fourth quarter and full year of 2024 in the tables below. Total pre-tax income for Sallyport for two months of operations, excluding transaction costs was $945,000.
The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Purchased receivable income	$3,526	$1,033	$1,243	$1,345	$1,307
Other operating income	(68)	—	—	—	—
Interest income	407	158	170	212	235
Total revenue	3,865	1,191	1,413	1,557	1,542
Provision for credit losses	125	—	—	—	—
Other operating expense	3,063	362	429	374	358
Interest expense	489	185	210	212	—
Total expense	3,677	547	639	586	358
Income before provision for income taxes	188	644	774	971	1,184
Provision for income taxes	53	183	218	276	337
Net income Specialty Finance segment	$135	$461	$556	$695	$847
Weighted average shares outstanding, diluted	5,597,889	5,583,055	5,558,580	5,554,930	5,578,491
Diluted earnings per share	$0.02	$0.08	$0.10	$0.13	$0.15

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2024	December 31, 2023
Purchased receivable income	$7,147	$4,482
Other operating income	(68)	—
Interest income	947	403
Total revenue	8,026	4,885
Provision for credit losses	125	—
Other operating expense	4,228	1,431
Interest expense	1,096	—
Total expense	5,449	1,431
Income before provision for income taxes	2,577	3,454
Provision for income taxes	730	982
Net income Specialty Finance segment	$1,847	$2,472
Weighted average shares outstanding, diluted	5,583,983	5,661,460
Diluted earnings per share	$0.33	$0.44

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
10 of 22

Balance Sheet Review

Northrim’s total assets were $3.04 billion at December 31, 2024, up 3% from the preceding quarter and up 8% from a year ago. Northrim’s loan-to-deposit ratio was 79% at December 31, 2024, up from 76% at September 30, 2024, and 72% at December 31, 2023.

At December 31, 2024, our liquid assets and investments and loans maturing within one year were $1.01 billion and our funds available for borrowing under our existing lines of credit were $566.8 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.79 billion in the fourth quarter of 2024, up 4% from $2.67 billion in the third quarter of 2024 and up 7% from $2.61 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 6.02% in the fourth quarter of 2024, up from 5.92% in the preceding quarter and 5.51% in the fourth quarter a year ago.

Average investment securities decreased to $565.8 million in the fourth quarter of 2024, compared to $619.0 million in the third quarter of 2024 and $690.7 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.84% for the fourth quarter of 2024, up from 2.80% in the preceding quarter and up from 2.48% in the year ago quarter. The average estimated duration of the investment portfolio at December 31, 2024, was approximately 2.4 years down from approximately 2.8 years a year ago. As of December 31, 2024, $79.0 million of available for sale securities are scheduled to mature in the next six months, $55.8 million are scheduled to mature in six months to one year, and $189.3 million are scheduled to mature in the following year, representing a total of $324.0 million or 12% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities increased by $678,000 in the fourth quarter of 2024 as compared to the prior quarter, and decreased by $9.1 million compared to the fourth quarter of 2023, resulting in a total unrealized loss of $8.3 million at December 31, 2024 compared to $7.6 million at September 30, 2024 and $17.4 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.5 years at the end of 2024. Total unrealized losses on held to maturity securities were $1.0 million at December 31, 2024, compared to $2.1 million at September 30, 2024, and $3.3 million a year ago.

Average interest bearing deposits in other banks increased to $72.2 million in the fourth quarter from $28.4 million in the third quarter of 2024 due to higher deposit balances and maturing portfolio investments. Average interest bearing deposits in other banks decreased in the fourth quarter of this year compared to $126.2 million in the fourth quarter of 2023 as cash was used to fund the growing loan portfolio.

Portfolio loans were $2.13 billion at December 31, 2024, up 6% from the preceding quarter and up 19% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $1.86 million at December 31, 2024, up 6% or $99.9 million from $1.76 billion in the preceding quarter and up 14% from a year ago. This increase was diversified throughout the loan portfolio including commercial real estate nonowner-occupied and multi-family loans increasing by $35.1 million, construction loans increasing by $28.7 million, commercial loans increasing $24.9 million, and commercial real estate owner-occupied loans increasing $7.2 million from the preceding quarter. Average portfolio loans in the fourth quarter of 2024 were $2.07 billion, which was up 7% from the preceding quarter and up 18% from a year ago. Yields on average portfolio loans in the fourth quarter of 2024 increased slightly to 6.93% from 6.91% in the third quarter of 2024 and increased from 6.55% in the fourth quarter of 2023. The increase in the yield on portfolio loans in the fourth quarter of 2024 compared to the third quarter of 2024 and the fourth quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.40% in the fourth quarter of 2024 as compared to 7.43% in the third quarter of 2024 and 8.07% in the fourth quarter of 2023.

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
11 of 22

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.68 billion at December 31, 2024, up 2% from $2.63 billion at September 30, 2024, and up 8% from $2.49 billion a year ago. “Our bankers are working hard to continue to bring over new relationships to the Bank, which is helping to magnify normal increases in deposit balances from our customers’ business cycles,” said Ballard. At December 31, 2024, 73% of total deposits were held in business accounts and 27% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $61,000 as of December 31, 2024. Northrim had 26 customers with balances over $10 million as of December 31, 2024, which accounted for $612.9 million, or 24%, of total deposits. Demand deposits decreased by 8% from the prior quarter and decreased 6% year-over-year to $706.2 million at December 31, 2024. Demand deposits decreased to 27% of total deposits at December 31, 2024 compared to 29% at September 30, 2024 and 31% of total deposits at December 31, 2023. Average interest-bearing deposits were up 9% to $1.95 billion with an average cost of 2.15% in the fourth quarter of 2024, compared to $1.80 billion and an average cost of 2.24% in the third quarter of 2024, and up 13% compared to $1.72 billion and an average cost of 2.00% in the fourth quarter of 2023. Uninsured deposits totaled $1.08 billion or 40% of total deposits as of December 31, 2024 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. As interest rates continued to increase in 2022, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $267.1 million, or $48.41 book value per share, at December 31, 2024, compared to $260.1 million, or $47.27 book value per share, at September 30, 2024 and $234.7 million, or $42.57 book value per share, a year ago. Tangible book value per share* was $39.17 at December 31, 2024, compared to $44.36 at September 30, 2024, and $39.68 per share a year ago. The increase in shareholders’ equity in the fourth quarter of 2024 as compared to the third quarter of 2024 was largely the result of earnings of $10.9 million which was partially offset by dividends paid of $3.4 million and a decrease in the fair value of the available for sale securities portfolio, which decreased $678,000, net of tax. The Company did not purchase any shares of common stock in the fourth quarter of 2024 and had 110,000 shares remaining under the current share repurchase program as of December 31, 2024. Tangible common equity to tangible assets* was 7.23% as of December 31, 2024, compared to 8.28% as of September 30, 2024 and 7.84% as of December 31, 2023. The decrease in tangible common equity to tangible assets* was primarily due to $35.0 million of Goodwill booked as part of the acquisition of Sallyport. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 9.76% at December 31, 2024, compared to 11.53% at September 30, 2024, and 11.43% at December 31, 2023.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $11.6 million at December 31, 2024, up from $5.3 million at September 30, 2024 and from $5.8 million a year ago. Of the NPAs at December 31, 2024, $3.0 million, or 26% are nonaccrual loans related to three commercial relationships, $2.8 million, or 24% is related to a Sallyport nonaccrual loan, and $3.3 million, or 28% is related to one purchased receivable relationship.

Net adversely classified loans were $9.6 million at December 31, 2024, as compared to $6.5 million at September 30, 2024, and $7.1 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $51,000 in the fourth quarter of 2024, compared to net loan recoveries of $96,000 in the third quarter of 2024, and net loan charge-offs of $96,000 in the fourth quarter of 2023.

Northrim had $138.0 million, or 6% of total portfolio loans, in the Healthcare sector; $117.0 million, or 5% of portfolio loans, in the Tourism sector; $104.3 million, or 5% in the Accommodations sector; $87.4 million, or 4% in Retail loans; $84.6 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector; $76.5 million, or 4% in the Fishing sector; and $55.1 million, or 3% in the Restaurants and Breweries sector as of December 31, 2024.

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
12 of 22

Northrim estimates that $99.7 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2024, and $1.6 million of these loans are adversely classified. As of December 31, 2024, Northrim has an additional $45.8 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
13 of 22

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s and Sallyport’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability and statements about the expected financial benefits and other effects of the acquisition of Sallyport by Northrim Bank; expected cost savings, synergies and other financial benefits from the acquisition of Sallyport by Northrim Bank might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the ability of Northrim and Sallyport to execute their respective business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
14 of 22

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Interest Income:
Interest and fees on loans	$37,059	$34,863	$29,508	$134,739	$108,612
Interest on investments	3,844	4,164	4,677	16,838	18,695
Interest on deposits in banks	883	389	1,743	2,342	4,644
Total interest income	41,786	39,416	35,928	153,919	131,951
Interest Expense:
Interest expense on deposits	10,568	10,123	8,676	39,347	26,511
Interest expense on borrowings	377	451	520	1,389	2,184
Total interest expense	10,945	10,574	9,196	40,736	28,695
Net interest income	30,841	28,842	26,732	113,183	103,256

Provision for credit losses	1,201	2,063	885	3,293	3,842
Net interest income after provision for
loan losses	29,640	26,779	25,847	109,890	99,414

Other Operating Income:
Mortgage banking income	7,040	7,047	2,437	24,002	12,763
Purchased receivable income	3,526	1,033	1,307	7,146	4,482
Bankcard fees	1,148	1,196	946	4,366	3,862
Service charges on deposit accounts	622	605	532	2,348	2,044
Gain on sale of securities	112	—	—	112	—
Unrealized gain (loss) on marketable equity securities	(364)	576	565	465	120
Other income	949	1,130	698	3,602	3,104
Total other operating income	13,033	11,587	6,485	42,041	26,375

Other Operating Expense:
Salaries and other personnel expense	18,254	17,549	15,417	67,847	61,741
Data processing expense	3,108	2,618	2,500	10,986	9,821
Occupancy expense	1,893	1,911	1,783	7,609	7,394
Professional and outside services	1,967	903	802	4,351	3,128
Marketing expense	965	860	933	3,028	2,929
Insurance expense	894	596	675	2,961	2,519
OREO expense, net rental income and gains on sale	2	2	(28)	(385)	(794)
Intangible asset amortization expense	—	—	6	—	17
Other operating expense	2,294	2,289	1,905	8,540	7,426
Total other operating expense	29,377	26,728	23,993	104,937	94,181

Income before provision for income taxes	13,296	11,638	8,339	46,994	31,608
Provision for income taxes	2,369	2,813	1,726	10,023	6,214
Net income	$10,927	$8,825	$6,613	$36,971	$25,394

Basic EPS	$1.99	$1.60	$1.19	$6.72	$4.53
Diluted EPS	$1.95	$1.57	$1.19	$6.62	$4.49
Weighted average common shares outstanding, basic	5,509,078	5,501,943	5,513,041	5,502,797	5,601,471
Weighted average shares outstanding, diluted	5,597,889	5,583,055	5,578,491	5,583,983	5,661,460

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
15 of 22

Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2024	2024	2023

Assets:
Cash and due from banks	$42,101	$42,805	$27,457
Interest bearing deposits in other banks	20,635	60,071	91,073
Investment securities available for sale, at fair value	478,617	545,210	637,936
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	8,719	12,957	13,153
Investment in Federal Home Loan Bank stock	5,331	4,318	2,980
Loans held for sale	59,957	97,937	31,974
Portfolio loans	2,129,263	2,007,565	1,789,497
Allowance for credit losses, loans	(22,020)	(19,528)	(17,270)
Net portfolio loans	2,107,243	1,988,037	1,772,227
Purchased receivables, net	74,078	23,564	36,842
Mortgage servicing rights, at fair value	26,439	21,570	19,564
Premises and equipment, net	37,757	39,625	40,693
Operating lease right-of-use assets	7,455	7,616	9,092
Goodwill and intangible assets	50,968	15,967	15,967
Other assets	85,819	66,965	71,789
Total assets	$3,041,869	$2,963,392	$2,807,497

Liabilities:
Demand deposits	$706,225	$763,595	$749,683
Interest-bearing demand	1,108,404	979,238	927,291
Savings deposits	250,900	245,043	255,338
Money market deposits	196,290	201,821	221,492
Time deposits	418,370	435,870	331,251
Total deposits	2,680,189	2,625,567	2,485,055
Other borrowings	23,045	13,354	13,675
Junior subordinated debentures	10,310	10,310	10,310
Operating lease liabilities	7,487	7,635	9,092
Other liabilities	53,722	46,476	54,647
Total liabilities	2,774,753	2,703,342	2,572,779

Shareholders’ Equity:
Total shareholders’ equity	267,116	260,050	234,718
Total liabilities and shareholders’ equity	$3,041,869	$2,963,392	$2,807,497

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
16 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$518,148	24%	$492,414	24%	$495,781	26%	$475,220	26%	$486,057	27%
Commercial real estate:
Owner occupied properties	420,060	20%	412,827	20%	383,832	20%	372,507	20%	368,357	20%
Nonowner occupied and
multifamily properties	619,431	29%	584,302	31%	551,130	30%	529,904	30%	519,115	30%
Residential real estate:
1-4 family properties
secured by first liens	270,535	13%	248,514	12%	222,026	12%	218,552	12%	203,534	11%
1-4 family properties
secured by junior liens &
revolving secured by first liens	48,857	2%	45,262	2%	41,258	2%	35,460	2%	33,783	2%
1-4 family construction	39,789	2%	39,794	2%	29,510	2%	27,751	2%	31,239	2%
Construction loans	214,068	10%	185,362	9%	154,009	8%	153,537	8%	149,788	8%
Consumer loans	7,562	—%	7,836	—%	6,679	—%	6,444	—%	6,180	—%
Subtotal	2,138,450		2,016,311		1,884,225		1,819,375		1,798,053
Unearned loan fees, net	(9,187)		(8,746)		(8,318)		(8,240)		(8,556)
Total portfolio loans	$2,129,263		$2,007,565		$1,875,907		$1,811,135		$1,789,497

Composition of Deposits
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$706,225	27%	$763,595	29%	$704,471	29%	$714,244	29%	$749,683	31%
Interest-bearing demand	1,108,404	41%	979,238	37%	906,010	36%	889,581	37%	927,291	37%
Savings deposits	250,900	9%	245,043	9%	238,156	10%	246,902	10%	255,338	10%
Money market deposits	196,290	7%	204,821	8%	195,159	8%	209,785	9%	221,492	9%
Time deposits	418,370	16%	435,870	17%	420,010	17%	373,571	15%	331,251	13%
Total deposits	$2,680,189		$2,628,567		$2,463,806		$2,434,083		$2,485,055

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
17 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2024	2024	2023
Nonaccrual loans	$7,516	$4,944	$6,069
Loans 90 days past due and accruing	17	17	—
Total nonperforming loans	7,533	4,961	6,069
Nonperforming loans guaranteed by government	—	—	(1,067)
Net nonperforming loans	7,533	4,961	5,002
Repossessed assets	297	297	—
Nonperforming purchased receivables	3,768	—	808
Net nonperforming assets	$11,598	$5,258	$5,810
Nonperforming loans, net of government guarantees / portfolio loans	0.35%	0.25%	0.28%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.38%	0.26%	0.30%
Nonperforming assets, net of government guarantees / total assets	0.38%	0.18%	0.21%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.40%	0.19%	0.21%

Adversely classified loans, net of government guarantees	$9,636	$6,503	$7,057
Special mention loans, net of government guarantees	$19,769	$9,641	$6,580
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	0.08%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.03%	0.09%	0.03%

Allowance for credit losses - loans / portfolio loans	1.03%	0.97%	0.97%
Allowance for credit losses - loans / portfolio loans, net of government
guarantees	1.10%	1.04%	1.02%
Allowance for credit losses - loans / nonperforming loans, net of government
guarantees	292%	394%	345%

Allowance for credit losses - purchased receivables / purchased receivables	4.69%	—%	—%
Allowance for credit losses - purchased receivables / nonperforming purchased
receivables	97%	—%	—%

Gross loan charge-offs for the quarter	$149	$15	$281
Gross loan recoveries for the quarter	($200)	($111)	($185)
Net loan (recoveries) charge-offs for the quarter	($51)	($96)	$96
Net loan (recoveries) charge-offs year-to-date	($215)	($164)	($38)
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.00%	0.00%	0.01%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	(0.01)%	(0.01)%	0.00%

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
18 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$72,212	4.72%	$28,409	5.28%	$126,174	5.40%
Portfolio investments	565,785	2.84%	619,012	2.80%	690,659	2.48%
Loans held for sale	83,304	5.97%	93,689	6.20%	45,732	6.55%
Portfolio loans	2,066,216	6.93%	1,933,181	6.91%	1,749,732	6.55%
Total interest-earning assets	2,787,517	6.02%	2,674,291	5.92%	2,612,297	5.51%
Nonearning assets	251,364		196,266		214,934
Total assets	$3,038,881		$2,870,557		$2,827,231

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,954,495	2.15%	$1,796,107	2.24%	$1,724,409	2.00%
Borrowings	29,251	3.95%	43,555	4.07%	47,964	4.25%
Total interest-bearing liabilities	1,983,746	2.18%	1,839,662	2.29%	1,772,373	2.06%

Noninterest-bearing demand deposits	738,911		722,000		760,566
Other liabilities	49,815		52,387		63,321
Shareholders’ equity	266,409		256,508		230,971
Total liabilities and shareholders’ equity	$3,038,881		$2,870,557		$2,827,231
Net spread		3.84%		3.63%		3.45%
NIM		4.41%		4.29%		4.06%
NIMTE*		4.47%		4.35%		4.12%
Cost of funds		1.59%		1.64%		1.44%
Average portfolio loans to average
interest-earning assets	74.12%		72.29%		66.98%
Average portfolio loans to average total deposits	76.71%		76.77%		70.41%
Average non-interest deposits to average
total deposits	27.43%		28.67%		30.61%
Average interest-earning assets to average
interest-bearing liabilities	140.52%		145.37%		147.39%

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
19 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2024		December 31, 2023
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$44,913	5.09%	$91,161	5.02%
Portfolio investments	623,756	2.82%	715,367	2.43%
Loans held for sale	68,790	6.08%	41,769	6.19%
Portfolio loans	1,910,156	6.87%	1,643,943	6.49%
Total interest-earning assets	2,647,615	5.86%	2,492,240	5.36%
Nonearning assets	213,397		198,107
Total assets	$2,861,012		$2,690,347

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,802,286	2.18%	$1,614,386	1.64%
Borrowings	33,799	3.81%	51,038	4.24%
Total interest-bearing liabilities	1,836,085	2.21%	1,665,424	1.72%

Noninterest-bearing demand deposits	718,163		749,859
Other liabilities	55,265		47,820
Shareholders’ equity	251,499		227,244
Total liabilities and shareholders’ equity	$2,861,012		$2,690,347
Net spread		3.65%		3.64%
NIM		4.28%		4.14%
NIMTE*		4.33%		4.21%
Cost of funds		1.59%		1.19%
Average portfolio loans to average interest-earning assets	72.15%		65.96%
Average portfolio loans to average total deposits	75.79%		69.53%
Average non-interest deposits to average total deposits	28.49%		31.72%
Average interest-earning assets to average interest-bearing liabilities	144.20%		149.65%

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
20 of 22

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2024	September 30, 2024	December 31, 2023
Book value per share	$48.41	$47.27	$42.57
Tangible book value per share*	$39.17	$44.36	$39.68
Total shareholders’ equity/Total assets	8.78%	8.78%	8.36%
Tangible common equity/Tangible assets*	7.23%	8.28%	7.84%
Tier 1 capital / Risk adjusted assets	9.76%	11.53%	11.43%
Total capital / Risk adjusted assets	10.94%	12.50%	12.35%
Tier 1 capital / Average assets	7.68%	9.08%	8.72%
Common shares outstanding	5,518,210	5,501,943	5,513,459
Unrealized gain on AFS debt securities, net of income taxes	($8,295)	($7,617)	($17,415)
Unrealized (loss) on derivatives and hedging activities, net of income taxes	$1,272	$863	$978

Profitability Ratios
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
For the quarter:
NIM	4.41%	4.29%	4.24%	4.16%	4.06%
NIMTE*	4.47%	4.35%	4.30%	4.22%	4.12%
Efficiency ratio	66.96%	66.11%	68.78%	68.93%	72.21%
Return on average assets	1.43%	1.22%	1.31%	1.19%	0.93%
Return on average equity	16.32%	13.69%	14.84%	13.84%	11.36%

	December 31, 2024	December 31, 2023
Year-to-date:
NIM	4.28%	4.14%
NIMTE*	4.33%	4.21%
Efficiency ratio	67.60%	72.64%
Return on average assets	1.29%	0.94%
Return on average equity	14.70%	11.17%

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
21 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2023 and 2022. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net interest income	$30,841	$28,842	$27,053	$26,447	$26,732
Divided by average interest-bearing assets	2,787,517	2,674,291	2,568,266	2,558,558	2,612,297
Net interest margin ("NIM")[2]	4.41%	4.29%	4.24%	4.16%	4.06%

Net interest income	$30,841	$28,842	$27,053	$26,447	$26,732
Plus: reduction in tax expense related to
tax-exempt interest income	379	385	378	379	374
	$31,220	$29,227	$27,431	$26,826	$27,106
Divided by average interest-bearing assets	2,787,517	2,674,291	2,568,266	2,558,558	2,612,297
NIMTE[2]	4.47%	4.35%	4.30%	4.22%	4.12%

	Year-to-date
	December 31, 2024	December 31, 2023
Net interest income	$113,183	$103,256
Divided by average interest-bearing assets	2,647,615	2,492,240
Net interest margin ("NIM")[3]	4.28%	4.14%

Net interest income	$113,183	$103,256
Plus: reduction in tax expense related to
tax-exempt interest income	1,521	1,576
	$114,704	$104,832
Divided by average interest-bearing assets	2,647,615	2,492,240
NIMTE[3]	4.33%	4.21%

2Calculated using actual days in the quarter divided by 366 for the quarters ended in 2024 and 365 for the quarters ended in 2023, respectively.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2024 and 365 for year-to-date period in 2023, respectively.

Northrim BanCorp Earns $10.9 Million, or $1.95 per Diluted Share in 4Q24
January 24, 2025
22 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by common shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Total shareholders’ equity	$267,116	$260,050	$247,200	$239,327	$234,718
Divided by common shares outstanding	5,518	5,502	5,502	5,500	5,513
Book value per share	$48.41	$47.26	$44.93	$43.52	$42.57

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Total shareholders’ equity	$267,116	$260,050	$247,200	$239,327	$234,718
Less: goodwill and intangible assets	50,968	15,967	15,967	15,967	15,967
	$216,148	$244,083	$231,233	$223,360	$218,751
Divided by common shares outstanding	5,518	5,502	5,502	5,500	5,513
Tangible book value per share	$39.17	$44.36	$43.52	$40.61	$39.68

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Total shareholders’ equity	$267,116	$260,050	$247,200	$239,327	$234,718
Total assets	3,041,869	2,963,392	2,821,668	2,759,560	2,807,497
Total shareholders’ equity to total assets	8.78%	8.78%	8.76%	8.67%	8.36%

Northrim BanCorp, Inc.	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total shareholders’ equity	$267,116	$260,050	$247,200	$239,327	$234,718
Less: goodwill and other intangible assets, net	50,968	15,967	15,967	15,967	15,967
Tangible common shareholders’ equity	$216,148	$244,083	$231,233	$223,360	$218,751

Total assets	$3,041,869	$2,963,392	$2,821,668	$2,759,560	$2,807,497
Less: goodwill and other intangible assets, net	50,968	15,967	15,967	15,967	15,967
Tangible assets	$2,990,901	$2,947,425	$2,805,701	$2,743,593	$2,791,530
Tangible common equity ratio	7.23%	8.28%	8.24%	8.14%	7.84%

Note Transmitted on GlobeNewswire on January 24, 2025, at 12:15 pm Alaska Standard Time.